   As filed with the Securities and Exchange Commission on December 2, 1999
                                                     Registration No. 333-87501
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ----------------
                        POST-EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                             DIGIMARC CORPORATION
            (Exact Name of Registrant as Specified in Its Charter)

             Delaware                            7370                          94-3342784
 (State or Other Jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
  Incorporation or Organization)      Classification Code Number)        Identification Number)

                            19801 S.W. 72nd Avenue
                            Tualatin, Oregon 97062
                                (503) 885-9699
  (Address and telephone number of principal executive offices and principal place of business)
                               ----------------
                                  Bruce Davis
                     President and Chief Executive Officer
                             Digimarc Corporation
                            19801 S.W. 72nd Avenue
                            Tualatin, Oregon 97062
                                (503) 885-9699
          (Name, Address, and Telephone Number of Agent for Service)
                               ----------------
                                  Copies to:

             Gavin B. Grover, Esq.                                Alan K. Austin, Esq.
              James H. Laws, Esq.                                  Brian C. Erb, Esq.
           S. David Goldenberg, Esq.                             James C. Creigh, Esq.
              Charles C. Kim, Esq.                                David A. King, Esq.
            Morrison & Foerster LLP                         Wilson Sonsini Goodrich & Rosati
               425 Market Street                                Professional Corporation
      San Francisco, California 94105-2482                         650 Page Mill Road
                                                              Palo Alto, California 94304

                               ----------------
       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [X] 333-87501

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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

                                EXPLANATORY NOTE

The purpose of this Post-Effective Amendment No. 1 is solely to file exhibits to the Registration Statement, as set forth below in Item 16(a) of Part II.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The expenses to be paid by the Registrant in connection with the distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

                                                                      Amount*
                                                                     ----------
   Securities and Exchange Commission Filing Fee.................... $   22,584
   NASD Filing Fee..................................................      9,700
   Nasdaq National Market Listing Fee...............................     83,875
   Accounting Fees and Expenses.....................................    250,000
   Blue Sky Fees and Expenses.......................................      5,000
   Legal Fees and Expenses..........................................    500,000
   Transfer Agent and Registrar Fees and Expenses...................      8,000
   Printing Expenses................................................    225,000
   Director's and Officer's Insurance...............................    200,000
   Miscellaneous Expenses...........................................     21,841
                                                                     ----------
       Total........................................................ $1,326,000
                                                                     ==========

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 * All amounts are estimates except the SEC filing fee, the NASD filing fee and the Nasdaq National Market listing fee.

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to officers, director and other corporate agents under certain circumstances and subject to certain limitations. Digimarc's certificate of incorporation and bylaws provide that Digimarc shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, Digimarc intends to enter into separate indemnification agreements with its directors, officers and certain employees which would require Digimarc, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees. Digimarc also intends to maintain director and officer liability insurance, if available on reasonable terms.

  These indemnification provisions and the indemnification agreement to be entered into between Digimarc and its officers and directors may be sufficiently broad to permit indemnification of Digimarc officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

  The underwriting agreement, which is Exhibit 1.1 to this registration statement, provides for indemnification by our underwriters and their officers and directors for certain liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities

  Since January 1, 1996, the Registrant has issued and sold the following unregistered securities:

    1. Between January 1, 1996 and October 21, 1999, the Registrant granted 3,033,750 shares of restricted common stock and options to purchase shares of common stock at prices ranging from $0.15 to $2.50 to employees, directors and consultants pursuant to its 1995 Stock Incentive Plan. Such sales were made in reliance on Rule 701 of the Securities Act.

    2. In May 1996, the Registrant issued an aggregate of 36,369 shares of its common stock to Alliance Consulting Group, Inc., Hugh Mackworth and Clay Davidson in exchange for services rendered. Such sales were made in reliance on Section 4(2) of the Securities Act.

    3. In June 1996, the Registrant issued and sold an aggregate of 162,500 shares of its Series A-1 preferred stock to a total of 10 investors for an aggregate purchase price of $438,730. Such sales were made in reliance on
  Section 4(2) of the Securities Act.

    4. In July 1996, the Registrant issued and sold an aggregate of 902,000 shares of its Series B-1 preferred stock to a total of seven investors for an aggregate purchase price of $4,510,000. Such sales were made in reliance on Section 4(2) of the Securities Act.

    5. In July 1997, the Registrant issued an aggregate of 179,000 shares of its common stock in connection with its acquisition of certain assets of NetRights, LLC. Such issuance was made in reliance on Section 4(2) of the Securities Act.

    6. In December 1997, the Registrant issued and sold an aggregate of 2,029,786 shares of its Series C-1 preferred stock to a total of 16 investors for an aggregate purchase price of $5,805,189. Such sales were made in reliance on Section 4(2) of the Securities Act.

    7. In January 1998, the Registrant issued an aggregate of 13,572 shares of its common stock to each of Sandra Kinsler and Daniel Romano in exchange for the release of certain claims against the Registrant. Such issuances were made in reliance on Section 4(2) of the Securities Act.

    8. In June 1999, the Registrant issued and sold an aggregate of 1,266,000 shares of its Series D preferred stock to a total of 14 investors for an aggregate purchase price of $6,330,000. Such sales were made in reliance on
  Section 4(2) of the Securities Act.

    9. In August 1999, the Registrant issued and sold an aggregate of 160,000 shares of its Series D-X preferred stock to a total of 3 investors for an aggregate purchase price of $800,000. Such sales were made in reliance on
  Section 4(2) of the Securities Act.

    10. In October 1999, the Registrant issued a warrant to purchase 150,000 shares of its common stock to Hearst Communications, Inc. as part of a marketing agreement. The warrant was issued in reliance on Section 4(2) of the Securities Act.

  The issuances of the securities in the transactions above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering, where the purchasers represented their intention to acquire the securities for investment only and not with a view to distribution and received or had access to adequate information about the Registrant, or Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation.

  Appropriate legends were affixed to the stock certificates issued in the above transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. No underwriters were employed in any of the above transactions.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

      The exhibits are as set forth in the Exhibit Index.

  (b) Financial Statement Schedules

      All schedules have been omitted since they are not required or are not applicable or the required information is shown in the financial statements or related notes.

Item 17. Undertakings

  The Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes that:

    (1) For purposes of any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lake Oswego, State of Oregon, on the 2nd day of December 1999.

                                          Digimarc Corporation

                                                       /s/ Bruce Davis
                                          By: _________________________________
                                                        Bruce Davis
                                               President and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                              Title                        Date
              ---------                              -----                        ----

            /s/ Bruce Davis            President, Chief Executive Officer   December 2, 1999
______________________________________  and Director (Principal Executive
            (Bruce Davis)               Officer)

                  **                   Chief Financial Officer (Principal   December 2, 1999
______________________________________  Accounting Officer) and Secretary
            (E. K. Ranjit)

                  **                   Chief Technology Officer             December 2, 1999
______________________________________  and Director
          (Geoffrey Rhoads)

                  **                   Chairman of the Board of Directors   December 2, 1999
______________________________________
         (Philip Monego, Sr.)




                  **                   Director                             December 2, 1999
______________________________________
          (Brian J. Grossi)

                  **                   Director                             December 2, 1999
______________________________________
            (John Taysom)

         /s/ Bruce Davis
**By: ___________________________
          Bruce Davis
       (Attorney-in-fact)

                                 Exhibit Index

 Exhibit
 Number                                 Document
 -------                                --------
  1.1    Form of Underwriting Agreement
  3.1*   Certificate of Incorporation of the Registrant
  3.2*   Bylaws of the Registrant
  4.1    Reference is made to Exhibits 3.1 and 3.2
  4.2*   Second Amended and Restated Investor Rights Agreement, dated as of
         November 2, 1999, between the Registrant and the holders of the
         Registrant's preferred stock
  4.3*   Specimen Stock Certificate of the Registrant
  5.1    Opinion of Morrison & Foerster LLP as to the legality of the common stock
 10.1*   Form of Indemnification Agreement between the Registrant and each of its executive officers and directors
 10.2*   Registrant's 1995 Stock Incentive Plan, as amended
 10.3*   Registrant's 1999 Stock Incentive Plan, including forms of agreements thereunder
 10.4*   Registrant's 1999 Employee Stock Purchase Plan, including forms of agreements thereunder
 10.5*   Office Lease Agreement, dated as of April 16, 1998, between the
         Registrant and Property Reserve, Inc.
 10.6*   Sublease, dated as of April 23, 1998, between the Registrant and
         Southern Pacific Funding Corporation
 10.7*   Sublease, dated as of April 27, 1998, between the Registrant and
         Southern Pacific Funding Corporation
 10.8*   Lease Agreement, dated as of June 25, 1999, between the Registrant and
         Southplace Associates LLC
 10.9+*  Counterfeit Deterrence System Development and License Agreement, dated as of January 1, 1999
 23.1    Consent of Morrison & Foerster LLP. Reference is made to Exhibit 5.1
 23.2*   Consent of KPMG LLP, Independent Certified Public Accountants
 24.1*   Powers of Attorney
 27.1*   Financial Data Schedule

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 *   Previously filed
 + Confidential treatment has been granted with regard to certain portions of this document. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.